Exhibit 4.1

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO NORTHERN TRUST CORPORATION OR ITS AGENT OR AGENTS FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

No.: 1	$500,000,000

CUSIP No.: 665859AN4

ISIN No.: US665859AN47

2.375% Notes due 2022

Northern Trust Corporation, a Delaware corporation, promises to pay to Cede & Co, or registered assigns, the principal sum of Five Hundred Million Dollars on August 2, 2022.

Interest Payment Dates: February 2 and August 2

Record Dates: January 18 and July 18

Additional provisions of this Note are set forth on the other side of this Note.

Dated: August 2, 2012

NORTHERN TRUST CORPORATION

By:
Name:	William R. Dodds, Jr.
Title:	Executive Vice President and Treasurer

By:
Name:	Kimberly K. Bovier
Title:	Assistant Secretary

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

This is one of the Notes of the series

referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

By:
Authorized Officer

2.375% Notes due 2022

1. Interest

Northern Trust Corporation, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semiannually on February 2 and August 2 of each year, commencing February 2, 2013. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 2, 2012. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company will pay interest on overdue principal and premium at the above rate and will pay interest on overdue installments of interest at such rate to the extent lawful. If an Interest Payment Date falls on a day that is not a Business Day, interest will be payable on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and interest will not accrue on the amount so payable for the period from and after the Interest Payment Date.

2. Method of Payment

The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the January 18 or July 18 next preceding the Interest Payment Date even if Notes are canceled after the Record Date and on or before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company.

3. Paying Agent and Security Registrar

Initially, the Trustee will act as Paying Agent and Security Registrar. The Company may appoint and change any Paying Agent or Security Registrar without notice to the Holders. The Company may act as Paying Agent or Security Registrar.

4. Indenture

The Company issued the Notes under an Indenture dated as of August 15, 2006 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”), and pursuant to an Officers’ Certificate of the Company dated August 2, 2012 (the “Officers’ Certificate”).

The terms of the Notes include those stated in the Indenture and the Officers’ Certificate and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. sections 77aaa-77bbbb) as in effect on the date of the Officers’ Certificate (the “Act”). Capitalized terms used herein and defined in the Indenture but not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Act for a statement of those terms.

The Notes are senior unsecured obligations of the Company. The Notes issued on the Issue Date will be treated as a single class for all purposes under the Indenture.

5. Additional Notes

The Company may, without the consent of the Holders of the Notes, create and issue Additional Notes ranking equally with the Notes in all respects, including having the same CUSIP number, so that such Additional Notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes. No Additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

6. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 principal amount and integral multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Security Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

7. Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

8. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request. After any such payment, Holders entitled to the money must look only to the Company, and not to the Trustee or the Paying Agent, for payment.

9. Satisfaction and Discharge

Under the Indenture, the Company can terminate its obligations with respect to the Notes not previously delivered to the Trustee for cancellation when those Notes have become due and payable or will become due and payable at their Stated Maturity within one year. The Company may terminate its obligations with respect to the Notes by depositing with the Trustee, as funds in trust dedicated solely for that purpose, an amount sufficient to pay and discharge the entire indebtedness on the Notes. In that case, the Indenture will cease to be of further effect and the Company’s obligations will be satisfied and discharged with respect to the Notes (except as to the Company’s obligations to pay all other amounts due under the Indenture and to provide certain Officers’ Certificates and Opinions of Counsel to the Trustee). At the expense of the Company, the Trustee will execute proper instruments acknowledging the satisfaction and discharge.

10. Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture and the Notes may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Notes and (ii) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount outstanding of the Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee shall be entitled to amend the Indenture to cure any ambiguity, omission, defect or inconsistency, or to evidence the succession of another Person as obligor under the Indenture, or to add to the Company’s covenants or to surrender any right or power conferred on the Company under the Indenture, or to add events of default, or to secure the Notes, or to evidence or provide for the acceptance or appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one trustee, or to effect assumption by one of the Company’s Subsidiaries of the Company’s obligations under the Indenture, or to conform the Indenture to any amendment of the Trust Indenture Act.

11. Defaults and Remedies

Under the Indenture, Events of Default include: (i) default by the Company in the payment of any interest upon any Note and the continuance of such default for 30 days; (ii) default by the Company in the payment of principal of or any premium on any Note when due at Stated Maturity; (iii) default by the Company in the performance of or breach of any covenant or warranty in the Indenture and continuance of such default for 60 days after written notice to the Company from the Trustee or to the Company and the Trustee from the Holders of at least 25% in principal amount of the Outstanding Notes; (iv) default by the Company under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company, or default by the Company under any mortgage, indenture or instrument under which there may be issued, secured or evidenced indebtedness constituting a failure to pay in excess of $25,000,000 of the principal or interest when due and payable, subject to certain cure rights; (v) certain events of bankruptcy, insolvency or reorganization of the Company. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.

12. Trustee Dealings with the Company

Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

13. No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

14. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent) manually signs the certificate of authentication on the other side of this Note.

15. Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

16. CUSIP, ISIN and Common Code Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. To the extent such numbers have been issued, the Company has caused ISIN and Common Code numbers to be similarly printed on the Notes and has similarly instructed the Trustee. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

17. Governing Law.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONTRARY CONFLICT OF LAWS OR CHOICE OF LAWS PROVISIONS OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Northern Trust Corporation

50 South LaSalle Street

Chicago, Illinois 60603

Attention: Treasurer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                         agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:		Sign exactly as your name appears on the other side of this Note.
Signature must be guaranteed		Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.